                                 Exhibit 23 (a)

                               Consent of KPMG LLP

The Board of Directors
Southern Financial Bancorp, Inc.


We consent to the incorporation by reference in Registration Statement No. 333-68706 on Form S-8, of Southern Financial Bancorp, Inc. of our report dated January 23, 2002, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Southern Financial Bancorp, Inc.

Richmond, Virginia
March 27, 2002